EXHIBIT 10.1

INSIGNIA SYSTEMS, INC.

SENIOR MANAGEMENT LITIGATION INCENTIVE PLAN

1.         Purpose. The purpose of this Plan is to encourage senior management to remain with the Company, and motivate them to use their best efforts to achieve favorable results for the Company in the Litigation (as defined below), which will benefit the Company and all of its shareholders. This Plan shall be in addition to any other current plans or plans that are adopted in the future for senior management of the Company.

2.         Definitions.

a.

Litigation. “Litigation” means the case of Insignia Systems, Inc., et al., v. News America Marketing In-Store, Inc., and Albertsons, Inc., U.S. District Court, District of Minnesota, Case No. 04 4213, and any other case which is a successor or related to such case.

b.

Recovery. “Recovery” means: (a) all cash consideration received by the Company (by reason of an award or judgment in the Litigation, or any settlement or other disposition of the Litigation); minus (b) the contingent attorney’s fees payable to any of the law firms representing the Company in the Litigation. There may be more than one Recovery.

3.         Eligibility. The employees eligible to participate in the Plan are those members of senior management of the Company who are designated by the Compensation Committee as participants. In the case of termination of a participant’s employment with the Company due to voluntary resignation or by the Company for cause prior to the date of a ruling by the trial court awarding a Recovery or the execution of a settlement agreement providing for a Recovery, the participant’s participation in the Plan shall automatically terminate. For purposes of this Plan, “cause” is defined as any of the following by a participant: (a) conviction of a felony or gross misdemeanor; (b) fraud, embezzlement or other dishonesty in connection with the affairs of Employer; (c) material or repeated breach of any Company policy or procedure or any agreement between the Company and the participant; or (d) material or repeated failure to perform assigned duties in accordance with accepted professional standards. In the case of termination of a participant’s employment because of death, disability, or by the Company without cause, prior to the date of a ruling by the trial court awarding a Recovery or the execution of a settlement agreement providing for a Recovery, the Compensation Committee shall, within ninety (90) days of such termination, determine whether the participant shall continue to participate in the Plan and at what level.

4.         Duration of Plan. This Plan shall become effective when it is approved by the Board of Directors, and by the shareholders at an Annual or Special Meeting. The Plan shall continue until all Recoveries have been obtained and all amounts payable under the Plan have been paid in full.

5.         Administration. The Plan shall be administered by the Company’s Compensation Committee, which shall have the authority to make allocations under the Plan, construe and interpret the Plan, determine the eligibility of employees for benefits, and calculate amounts payable under the Plan.

6.         Amounts Payable. The total amount payable to all participants under the Plan shall be five percent of total Recoveries over $10,000,000. The Compensation Committee shall allocate the five percent among the participating members of senior management. The allocations shall be made by the Compensation Committee in its discretion after consultation with the Chief Executive Officer of the Company. Allocation to a participant shall not be reduced except in connection with termination of the participant’s employment with the Company as set forth in Section 3, or based on the vesting provision in Section 7. Benefits shall be paid to participants net of taxes and other legally required withholdings. Benefits paid under the Plan shall be in addition to any other compensation or benefits a participant may be entitled to receive.

7.         Vesting. A participant shall become one-third vested under the Plan on the date of a ruling by the trial court awarding a Recovery or the execution of a settlement agreement providing for a Recovery. A participant shall become fully vested in each payment payable under Section 8 after a Recovery only if the participant is employed on the date of each payment, or if the participant’s employment terminates as a result of death, disability or termination by the Company without cause. A participant whose employment terminates due to voluntary resignation after he is one-third vested shall receive one-third of his allocation of each payment made under Section 8 after his employment terminates, and no additional portion of any payment. A participant whose employment is terminated by the Company for cause at any time shall forfeit all of his rights to any payments under the Plan.

8.         Time and Manner of Payment. The Compensation Committee shall calculate the amount payable to each participant as soon as administratively feasible after the Company first receives Recoveries over $10,000,000. After the amount payable to each participant is calculated by the Compensation Committee, it shall be paid in four equal installments, with the first installment payable within 60 days after the calculation is completed, and the remaining three installments payable, without interest, on each of the three succeeding anniversaries of the first payment. If additional Recoveries are received by the Company during the period in which payments are being made to a participant, the participant’s vested allocation of the additional Recoveries shall be divided equally over his remaining payments.

A participant who is one-third vested must be employed on a payment date to become fully vested in the payment and to receive the entire payment, except that termination of a participant’s employment due to death, disability or by the Company without cause shall not affect a participant’s right to continue as a participant in the Plan and receive his entire allocation of each payment. After the death of a participant, any amount payable to the participant shall be paid to his heirs. If a participant’s employment with the Company is terminated due to voluntary resignation after he becomes one-third vested under Section 7, his right to receive any portion of any payment after his termination shall be limited to his vested percentage.

9.         Conduct of the Litigation. The Board of Directors shall have absolute discretion at all times to conduct the Litigation including, without limitation, to retain counsel on terms of its choosing, to make, approve, and refuse settlement and compromise offers, and to pursue Recoveries. Nothing herein gives any participant the right to participate directly in the Litigation (unless he is a party) or bring a cause of action based on the Company’s conduct of the Litigation (including, without limitation, a claim that Recovery was not maximized).

10.       Non-Assignability. A participant may not assign or transfer his right to payment under this Plan, except to his heirs in the event of his death, and a participant’s right to payment may not be attached by his creditors.

11.       No Continued Employment. Nothing contained in this Plan shall be construed as guaranteeing continued employment to any participant.

12.       Amendment and Termination. The Plan may be amended or terminated by the Board of Directors in its sole discretion. No such action shall eliminate or reduce any amount then quantifiable and payable to any participant.

13.       Binding Effect. This Plan is binding upon, and shall inure to the benefit of, the heirs, representatives, successors and assigns of the Company. If the Company becomes a party to a transaction which results in resolution or termination of the Litigation without the payment of any Recovery to the Company, but at a time that the Company has reasonable prospects of receiving a Recovery, the Compensation Committee may take any action it deems necessary to pay benefits to the participants equivalent to the benefits the participants would have received if the Company had received the Recovery, and that are fair and reasonable under the circumstances.

14.       Arbitration. Any controversy or claim arising out of or relating to this Plan will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in Minneapolis, Minnesota.

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